                                                                     EXHIBIT 4.4

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

     This SECOND AMENDMENT to the Stock Purchase Agreement dated as of December 21, 2000, by and among DELTA GALIL INDUSTRIES LTD., a company organized under the laws of the State of Israel ("DELTA"), WUNDIES INDUSTRIES, INC., a Delaware corporation and a wholly owned subsidiary of Delta ("PURCHASER"), INNER SECRETS INC., a New Jersey corporation (the "COMPANY") and NORTON SLOAN, MELISSA MILLER, DIANA BARADARIAN and JACK THEKKEKARA (each, an "INDIVIDUAL SHAREHOLDER" and together, the "SELLING SHAREHOLDERS"), as amended by the First Amendment to the Agreement dated as of January 5, 2001 (the "AGREEMENT").

     WHEREAS, the closing of the transaction contemplated by the Agreement took place on January 5, 2001 (the "CLOSING"); and

     WHEREAS, the Agreement provided for certain post-Closing payments from Purchaser to the Selling Shareholders; and

     WHEREAS, the parties desire to further amend the Agreement to reflect the parties' understandings with respect to such payments;

     NOW, THEREFORE, the parties hereby agree as follows:

1. The term "EBITDA" shall mean earnings before interest, income taxes, depreciation and amortization, as determined in accordance with US generally accepted accounting principles and as reflected on the financial statements of Delta Galil USA Inc., a Delaware corporation into which Purchaser and the Company were merged ("DELTA USA").

2. Section 1.3 shall be deleted in is entirety and replaced with the following:

     1.3  ADJUSTMENT OF PURCHASE PRICE

     (a) The Parties hereby agree that the Company's EBITDA for the fiscal year ending December 31, 2000 was $13.4 million. Purchaser shall pay the Selling Shareholders an aggregate adjustment to the Preliminary Purchase Price of $1.6 million (equal to the difference between $13.4 million and the assumed EBITDA of the Company at Closing of $13 million, multiplied by four (4)), plus interest of $203,000.

     (b) In addition, the Purchaser shall pay the Selling Shareholders collectively an additional $200,000 pursuant to Section 1.3(b) of the Agreement in respect of net collection of customers' receivables received by the Company by January 8, 2001.

     (c) Any amounts will be paid to the Selling Shareholders pro rata in accordance with their former shareholdings in the Company.

3. Section 1.7(a) shall be deleted in its entirety and replaced with the following:

(a) The Selling Shareholders collectively shall be entitled to a performance payment (the "PERFORMANCE PAYMENT") to the extent that EBITDA of Delta USA ("DELTA USA EBITDA") meets the targets set forth in the table below.

IF DELTA USA EBITDA FOR 2003 IS:                          THEN THE PERFORMANCE PAYMENT WILL BE:
Less than $20 million                                            No Performance Payment
Greater than $20 million and up to $21 million                         $1,675,000
Greater than $21 million and up to $22 million                         $3,350,000
Greater than $22 million and up to $23 million                         $5,025,000
Greater than $23 million                                               $6,700,000

4.   Section 1.7(c), (d), (e) and (f) are deleted in their entirety.

5.   The following shall be added as a new section 1.7(c):

     (c) If the Performance Payment for 2003 is less than $6,700,000, the Selling Shareholders may be entitled to up to the remainder of the $6,700,000 not paid for 2003 if Delta USA EBITDA for fiscal year 2004 meets the targets set forth in the tables below:

     (i)  If 2003 Delta USA EBITDA was less than $20 million, then the
Performance Payment for 2004 will be as follows:

IF DELTA USA EBITDA FOR 2004 IS:                       THEN THE 2004 PERFORMANCE PAYMENT WILL BE:
Less than $20 million                                            No Performance Payment
Greater than $20 million and up to $21 million                         $1,675,000
Greater than $21 million and up to $22 million                         $3,350,000
Greater than $22 million and up to $23 million                         $5,025,000
Greater than $23 million                                               $6,700,000

        (ii) If 2003 Delta USA EBITDA was $20 million to $21 million, then the
Performance Payment for 2004 will be as follows:

  IF DELTA USA EBITDA FOR 2004 IS:                     THEN THE 2004 PERFORMANCE PAYMENT WILL BE:
Greater than $21 million and up to $22 million                         $1,675,000
Greater than $22 million and up to $23 million                         $3,350,000
Greater than $23 million                                               $5,025,000

     (iii) If 2003 Delta USA EBITDA was $21 million to $22 million, then Performance Payment for 2004 will be as follows:

        IF DELTA USA EBITDA FOR 2004 IS:               THEN THE 2004 PERFORMANCE PAYMENT WILL BE:
Greater than $22 million and up to $23 million                         $1,675,000
Greater than $23 million                                               $3,350,000

     (iv) If 2003 Delta USA EBITDA was $22 million to $23 million, then if Delta USA EBITDA for 2004 is greater than $23 million, the Performance Payment for 2004 will be $1,675,000.

6. The parties hereby acknowledge that, other than the payments described herein, neither Delta nor Purchaser shall have any other payment obligations to the Selling Shareholders under the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Agreement to be duly executed as of this 23rd day of April, 2003.


                                                 DELTA GALIL INDUSTRIES LTD.


                                                 By: /s/ Aviram Lahav
                                                     ----------------
                                                     Name: Avirma Lahav
                                                     Title: CFO


                                                 DELTA GALIL USA, INC.
                                                 (as successor-in-interest to
                                                 Wundies Industries, Inc. and
                                                 Inner Secrets, Inc.)


                                                 By: /s/ Steve Lockcuff
                                                     ------------------
                                                     Name: Steve Lockcuff
                                                     Title: VP Finance



                                                 INDIVIDUAL STOCKHOLDERS:


                                                 By: /s/ Norton Sloan
                                                     ----------------
                                                     Name: Norton Sloan


                                                 By: /s/ Melissa Miller
                                                     ------------------
                                                     Name: Melissa Miller


                                                 By: /s/ Diana Baradarian
                                                     --------------------
                                                     Name: Diana Baradarian


                                                 By: /s/ Jack Thekkekara
                                                     -------------------
                                                     Name: Jack Thekkekara